UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 07, 2010

DNB Financial Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	0-16667	23-2222567
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4 Brandywine Avenue, Downingtown, Pennsylvania		19335
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(610) 269-1040

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 09 , 2010, DNB First, National Association (the "Bank"), the wholly owned subsidiary of DNB Financial Corporation (the "Registrant") entered into a Third Addendum to its existing Agreement of Lease dated February 10, 2005.  The Third Addendum provides for a lease of 3,930 square feet of additional space on the fourth floor of an existing building where the Registrant leased an existing branch located at 2 North Church Street in the central business district of West Chester, Pennsylvania pursuant to the original lease.  The lease is with Headwaters Associates, a Pennsylvania general partnership for which William S. Latoff, the Registrant’s Chairman of the Board and Chief Executive Officer, is one of two general partners.

The lease for the fourth floor space is for an initial term of five years and gives the Bank successive options to renew the Lease for two additional terms of five years each. The Lease obligates the Bank to pay Base Rent for the fourth floor at a rate of fourteen Dollars ($14.00) per square foot per year, for equal, consecutive monthly installments of $4,585.00, or $55,020.00 per year.  The Third Addendum provides that the Base Rent for the fourth floor space is to remain constant through July 31, 2011.  The annual Base Rent shall thereafter be increased, for years 2 through 5 of the Lease Term to $56,985, $58,950, $60,915 and $62,880, respectively. If the Bank exercises any of its options to renew the Lease term, the Base Rent for each renewal term is to be established at a “Fair Market Rental” which is to be determined as described below for the entire leased premises. The Bank is not responsible for the Fourth Floor Premises Pro Rata Share of Annual Operating Expense.  However, the Bank will be responsible for its Pro-Rata Share of increases from the 2010 rates in any governmental assessments, including West Chester Business Improvement District Assessments, real estate taxes and insurance. Pursuant to the Lease, the Bank is to provide its own janitorial and maintenance services. The Landlord is generally obligated to maintain and repair the Building structure, roof and utility systems. The Bank and the Landlord each have obligations to maintain insurance on a coordinated basis. The Lease covers additional contingencies such as property casualty and condemnation and gives the Bank and Landlord certain rights of termination upon certain casualties or condemnation events. The Bank has limited rights of assignment and subletting. Upon a default by the Bank under the Lease, the Landlord has, among other remedies, a right to terminate the Lease, a right to re-enter, and a right to accelerate and sue for the Base Rent for the balance of the unexpired term.

The Third Addendum also includes an agreement to extend the term of the first floor lease, which includes the branch office, on the following terms and conditions:   The Bank and the Landlord have agreed to renew the Original Lease for the Original Leased Premises (4,998 square feet) for a ten (10) year period from August 1, 2010 to July 31, 2020 (“Renewal Period”) upon the terms set forth in the original lease.  The Bank retains the option to renew the Original Lease for the five (5) year period August 1, 2020 through July 31, 2025 pursuant to the terms of the Original Lease, except that the renewal option shall be exercisable by written notice to the Landlord on or before August 1, 2019, so long as the Bank is not then in Default of the Original Lease or the First, Second, or this Third Addendum to the Original Lease. Pursuant to the Third Addendum, Base Rent for the first floor space subject to the original lease will be as follows during the extended term: The annual Base Rent for each of years 2 through 10  shall be increased each year in an amount equal to the increase, if any, in the Consumer Price Index, all urban consumers, Philadelphia – Wilmington - Atlantic City - CMSA as published by the U.S. Dept. of Labor, Bureau of Labor Statistics here and after “CPI” for the twelve (12) month period ending the immediately proceeding June.  For example, the annual Base Rent for the year beginning August 1, 2011 shall be increased over the annual Base Rent for the prior year by the percentage increase, if any, in the CPI between June 2010 and June 2011. The lease was not extended for the third floor conference room space in the building.

The Third Addendum provides that, upon a renewal of the term of the lease for the entire space, the “Fair Market Rental” for each portion of the space shall be determined as follows.  If, within 15 days after Lessee’s written notice of exercise of the option, Lessee and Lessor shall not have agreed in writing on the amount and rate of Base Rent for the ensuing Renewal Term, the parties shall, within 30 days after Lessee’s written notice, submit the dispute to binding arbitration by two licensed Pennsylvania real estate appraisers each having a minimum of ten (10) years experience in appraising commercial real estate in Chester County, Pennsylvania, one to be appointed by each of the parties.  If the two appraisers cannot agree on the fair market rent, they shall promptly select a third Pennsylvania real estate appraiser having a minimum of ten (10) years experience in appraising commercial real estate in Chester County, Pennsylvania.  The appraisers shall submit to Lessor and Lessee, within 120 days after Lessee’s written notice (not less than 60 days prior to the commencement of the Renewal Term, a written determination as to the fair market rent for a Base Rent taking into account all of the terms and conditions of this Lease, which shall be final and binding on Lessor and Lessee.  The cost of such arbitration shall be shared equally between the parties.
.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits. None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DNB FINANCIAL CORPORATION

June 10, 2010	By: /s/ Gerald F. Sopp
Name: Gerald F. Sopp
Title: EVP, CFO & Secretary